No. 1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED OR QUALIFIED THEREUNDER OR AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS AVAILABLE.

THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF CERTAIN SENIOR DEBT (AS DEFINED IN THE SUBORDINATION AGREEMENT HEREINAFTER REFERRED TO) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF SEPTEMBER 22, 1997, AMONG FIRST UNION NATIONAL BANK OF NORTH CAROLINA, FIRST UNION COMMERCIAL CORPORATION, AS LENDERS (COLLECTIVELY, THE "LENDERS"), FIRST UNION NATIONAL BANK OF NORTH CAROLINA, AS AGENT (THE "AGENT"), DANSKIN, INC. AND DANSKIN INVESTORS, LLC. ANY HOLDER OF THIS INSTRUMENT SHALL BE DEEMED TO BE BOUND BY, AND SUBJECT TO, THE TERMS OF THE SUBORDINATION AGREEMENT.

                                 PROMISSORY NOTE


$15,000,000                                                   New York, New York

                                                              September 22, 1997


FOR VALUE RECEIVED, DANSKIN, INC., a Delaware corporation (the "Company"), hereby promises to pay to Danskin Investors, LLC ("Payee"), 9595 Wilshire Blvd., Suite 700, Beverly Hills, CA 90212, the principal sum of Fifteen Million Dollars ($15,000,000), on the dates and in the amounts hereinafter set forth. This Promissory Note is issued by the Company with an initial aggregate principal amount of $15,000,000 pursuant to (a) the Securities Purchase Agreement, dated as of the date hereof, between the Company and the Payee (the "Purchase Agreement") and (b) the Loan and Security Agreement, dated as of the date hereof, between the Company and the Payee (the "Security Agreement"), and the Payee shall be entitled to all benefits thereof. The provisions of the Purchase Agreement and the Security Agreement are incorporated herein by reference. Capitalized terms used in this Promissory Note but not defined shall have the respective meanings ascribed to them in the Security Agreement. This Promissory
Note is hereinafter referred to as this "Note."

            1. Principal and Maturity Date. The principal amount of this Note shall be due and payable on March 31, 1998 (the "Maturity Date"), unless earlier exchanged for other securities of the Company as provided in Section 5 of this Note.

            2. Interest. The outstanding principal amount of this Note shall bear interest beginning December 22, 1997, at the per annum rate as provided in
Section 2 of the Security Agreement through the earlier of the date of repayment of this Note or exchange for other securities of the Company as provided in
Section 5 of this Note. Interest shall be payable each month, in arrears, beginning on January 1, 1998, and on the first day of each calendar month thereafter and upon the date of repayment or exchange of this Note, if earlier.

            3. Prepayment. This Note may not be prepaid, in whole or in part, without the prior written consent of the Payee as to such prepayment, which consent may be withheld in the discussion of Payee. All prepayments made on this Note shall be applied first to the payment of all fees under this Note, then unpaid interest accrued on this Note, and then to the outstanding and unpaid principal amount of this Note as of the date of prepayment.

            4. General Payment Provisions. All payments or prepayments of principal and interest and other sums due pursuant to this Note shall be made by wire transfer to an account(s) designated in writing by the Payee.

            If the due date of any payment under this Note would otherwise fall on a day which is not a Business Day, such date will be extended to the immediately succeeding Business Day and interest shall be payable at the rate set forth herein for the period of the extension. The term "Business Day" shall mean any day on which commercial banks in the State of New York are not authorized or required to close.

            5. Exchange of Securities. Upon the closing (the "Closing") of the repayment of all amounts due and owing to the Lenders by the Company under the revolving credit portion of the Company's Amended and Restated Loan and Security Agreement with the Lenders, dated as of June 22, 1995, as the same has further been amended, $14,396,488.20 aggregate principal amount of this Note (together with Five Hundred Thousand Dollars ($500,000) in stated value of Series C Cumulative Convertible Preferred Stock of the Company held by the Payee) shall be automatically exchanged for (i) shares of fully paid and non-assessable Series D Cumulative Convertible Preferred Stock of the Company in the form of Exhibit C to the Purchase Agreement equal to Twelve Million Dollars ($12,000,000) in stated value, (ii) a fully paid and non-assessable common stock purchase warrant in the form of Exhibit D to the Purchase Agreement and (iii) to the extent the authorized capital stock of the Company permits and the Registration Statement (as defined in the Purchase Agreement) shall have been declared effective by the Securities and Exchange Commission (the "Commission"), 7,988,294 shares of fully paid and non-assessable common stock of the Company in the Rights Offering at $.30 per share, without further notice and without action on the part of the Payee (or such lesser number of shares of common stock as are available for purchase by the Payee (provided, that no shares shall be deemed available for purchase if the Registration Statement shall not have been declared effective by the Commission)); provided, however, that if for any reason the Closing shall not have occurred on or prior to March 31, 1998, the Notes shall no longer be exchangeable as provided herein. The remaining $603,511.80 aggregate principal amount of this Note

(assuming authorized capital stock of the Company is available to permit the purchase by the Payee for the full 7,988,294 shares of the Company's common stock and the Registration Statement shall have been declared effective by the Commission) shall be used to purchase Common Stock in the Rights Offering by paying the exercise price of Rights (as defined in the Purchase Agreement) not exercised by stockholders of the Company other than the Payee pursuant to the Rights Offering. The Company shall promptly remit to the Payee all monies representing the exercise of Rights by stockholders of the Company other than the Payee pursuant to the Rights Offering (as defined in the Purchase Agreement) and the remaining principal amount of this Note shall be repaid dollar for dollar as the Payee receives such monies from the Company. If the Closing occurs prior to the time that the Company has 7,988,294 shares of common stock available for purchase by the Payee and prior to the time the Registration Statement shall have been declared effective by the Commission, this Note shall remain outstanding in a principal amount equal to $3,000,000. Any remaining balance of this Note will be converted into Common Stock, upon the Company authorizing a sufficient amount of capital stock and the Registration Statement having been declared effective by the Commission, in an amount equal to the quotient obtained by dividing (aa) the balance of this Note less the aggregate dollar amount to be paid by other stockholders, in the exercise of their Rights to purchase Common Stock in the Rights Offering by (bb) .30. The Company shall pay all issue taxes, if any, incurred in respect of the issue of the securities delivered on as provided herein exchange of this Note pursuant to this Section 5.

            6. Security. This Note is secured by the Collateral as defined in, and provided under, the Security Agreement.

            7. Subordination of Note. This Note is subject to the provisions of the Subordination Agreement, dated as of September 22, 1997, among the Agent, the Lender, the Company and the Payee. In the event of a conflict between the provisions of this Note and the provisions of the Subordination Agreement, the provisions of the Subordination Agreement shall control.

            8. Events of Default/Maturity of Senior Debt. If the Senior Debt shall have become due at maturity or one or more of the following events (an "Event of Default") shall occur and be continuing:

            (a) the Company shall default in the payment when due of any principal of or interest under this Note and such default, in respect of the payment of interest, shall continue for ten (10) days; or

            (b) any representation, warranty or certification made or deemed made by the Company in this Note, the Security Agreement or the Purchase Agreement shall prove to have been false or misleading as of the time made or furnished in any material respect; or

            (c) any default by the Company in the performance of any of its covenants or agreements in this Note, the Security Agreement or the Purchase Agreement, and such default shall continue unremedied for a period of 30 days after notice thereof to the Company by Payee; or

            (d) any indebtedness of the Company (i) for borrowed money in the aggregate in excess of $250,000 or (ii) constituting Senior Debt, shall become repayable prior to the due date for payment thereof by reason of default by the Company or shall not be repaid at maturity as extended by any applicable grace period therefor; or

            (e) an uninsured final judgment or judgments aggregating $250,000 or more shall have been entered by a court of competent jurisdiction against the Company and such judgment(s) shall remain unstayed or undischarged for three days or more; or

            (f) the Company shall admit in writing its inability to pay its debts as such debts generally become due; or

            (g) the Company shall (i) apply for or consent in writing to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under Title II of the United States Code (as now or hereafter in effect) (the "Bankruptcy Code"), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code, or
(vi) take any corporate action for the purpose of effecting any of the foregoing; or

            (h) a proceeding or case shall be commenced, without the application or consent of the Company in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such entity or of all or any substantial part of its assets, or (iii) similar relief in respect of such entity, under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of at least 30 days; or an order for relief against any such entity shall be entered in an involuntary case under the Bankruptcy Code;

            THEREUPON: if the Senior Debt (as defined in the Subordination Agreement) has been indefeasibly paid in full in cash as provided in the Subordination Agreement, the maturity thereof has been accelerated or the outstanding balance of the Senior Debt has come due at maturity or an Event of Default referred to in clause (d)(ii), (f), (g) or (h) above has occurred, (i) in the case of an Event of Default (other than an Event of Default referred to in clause (d)(ii),

(f), (g) or (h) above), the Payee, by notice to the Company, may declare the principal amount then outstanding of, and the accrued interest on, this Note and all other amounts payable by the Company under this Note to be forthwith due and payable, whereupon such amount shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; (ii) in the case of the occurrence of an Event of Default referred to in clause (d)(ii), (f), (g) or (h) above or the Senior Debt coming due at maturity, the principal amount then outstanding of, and the accrued interest on, this Note shall become automatically immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company, and in any case Payee may take such action as is permitted to enforce its rights hereunder;
(iii) the Company shall pay all of the expenses of the Payee incurred for the collection of this Note and for the enforcement of its rights to obtain payment of this Note, including reasonable attorneys' fees and legal expenses; and (iv) the Payee may exercise from time to time any rights and remedies available to it by law, including those available under any agreement or other instrument relating to the amounts owed under this Note or any security therefor. No delay on the part of the Payee in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Payee of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. Notwithstanding Section 3 above, Payee may apply any funds received from the Company, in such manner and order of priority and against such payment obligations hereunder as Payee may determine.

            9. Subrogation. Subject to the prior indefeasible payment in full in cash of the Senior Debt as provided in the Subordination Agreement, and until this Note is paid in full, the Payee shall be subrogated to the rights of the Senior Debt including the right to receive distributions applicable to the Senior Debt to the extent that distributions otherwise payable to the Payee have been applied to the Senior Debt.

            10.   Assignment.

            (a) Securities Laws. This Note has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws and unless so registered may not be transferred, sold, pledged, hypothecated or otherwise disposed of unless an exemption from such registration is available. In the event the Payee desires to transfer this Note, the Payee must give the Company prior written notice of such proposed transfer including the name and address of the proposed transferee. Such transfer may be made only either (i) upon publication by the Securities and Exchange Commission (the "Commission") of a ruling, interpretation, opinion or "no action letter" based upon facts presented to said Commission, or (ii) upon receipt by the Company of an opinion of counsel acceptable to the Company to the effect that the proposed transfer will not violate the provisions of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the rules and regulations promulgated under either such act, or to the effect that this Note has been registered under the Securities Act of 1933, as amended, and that there is in effect a current prospectus meeting the requirements of Subsection 10(a) of the Securities Act, which is being or will be delivered to the purchaser or transferee at or prior to the time of delivery of this Note to be sold or transferred. Notwithstanding anything else contained herein, Danskin Investors, LLC (x) may distribute this Note to its members at any time and (y) may not transfer, sell, pledge, hypothecate or otherwise dispose of this Note prior to March 31, 1998, except to its members or to The Oppenhiemer Bond Fund for Growth or any of their respective affiliates.

            (b) Transfer. Upon surrender of this Note to the Company with assignment documentation duly executed, and upon compliance with the foregoing provisions, the Company shall, without charge, execute and deliver a new Note in the name of the assignee named in such instrument of assignment, and this Note shall promptly be canceled. Any assignment, transfer, pledge, hypothecation or other disposition of this Note attempted contrary to the provisions of this Note, or any levy of execution, attachment or other process attempted upon the Note, shall be null and void and without effect.

            11. Governing Law. This Note shall be construed in accordance with, and governed by, the laws of the State of New York as applied to contracts made and to be performed entirely in the State of New York without regard to principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of New York or any federal court sitting in the State of New York for purposes of any suit, action or other proceeding arising out of this Note (and agrees not to commence any action, suit or proceedings relating hereto except in such courts). Each of the parties hereto agrees that service of any process, summons, notice or document by U.S. registered mail at its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Note, which is brought by or against it, in the courts of the State of New York or any federal court sitting in the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

            12. Adjustment of Interest Rate. No provision of this Note shall require the payment of interest to the extent that receipt of any such payment by the Company would be contrary to the provisions of law applicable to the Company limiting the maximum amount of interest that may be charged to or collected from the Company, and if any sum in excess of such maximum rate of interest is paid or charged, the excess will be deemed to have been a prepayment of principal of this Note when paid, without premium or penalty, and all payments made thereafter will be appropriately applied to interest and principal to give effect to such maximum rate, and after such application any excess shall be immediately refunded to the Company.

            If the maximum rate of interest, if any, now permitted by law to be charged for this transaction is increased, then for so long as the increase is in effect, the applicable maximum rate permitted to be charged as referred to in the paragraph immediately preceding will be deemed to be such increased rate. If the maximum rate of interest, if any, now permitted by law to be charged for this transaction should be eliminated so that there would be no maximum rate, then interest on this Note shall thereafter be paid at the rate provided in this Note.

            13. Waiver. The obligations of the Company under this Note are absolute and unconditional, and are not subject to any counterclaim, set-off, deduction or defense that the Company may have against the Payee. Time is of the essence of this Note. To the fullest extent permitted by applicable law, the Company, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

            14. Interpretation. Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Payee in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Payee of any right or remedy preclude any other right or remedy. Payee, at its option, may enforce its rights against any collateral securing this Note without enforcing its rights against the Company, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to the Company. The Company agrees that, without releasing or impairing the Company's liability hereunder, Payee may at any time release, surrender, substitute or exchange any collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

                                               DANSKIN, INC.


                                               By:
                                                  ------------------------------
                                                   Name:
                                                   Title:


                                               ATTEST:

                                               By:
                                                  ------------------------------
                                                   Secretary